Exhibit 16.1

Letterhead of Bagell, Josephs, Levine & Company, L.L.C.

November 11, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE: Atlantis Technology Group

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 6th, 2008, to be filed by our former client, Atlantis Technology Group.  We agree with the statements made in response to that Item insofar as they related to our Firm.

Very truly yours,

/s/ Bagell, Josephs, Levine & Company, L.L.C.

Bagell, Josephs, Levine & Company, L.L.C.
Marlton, New Jersey